                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Rule 14a-12

                                NVEST, L.P.
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------
    (5) Total fee paid:

        ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ----------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ----------------------------------------------------------------------
    (3) Filing Party:

        ----------------------------------------------------------------------
    (4) Date Filed:

        ----------------------------------------------------------------------

         Nvest Companies, L.P.             617 578-3500
         399 Boylston Street
         Boston, Massachusetts  02116


Nvest



                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE
Contact:       Laurence J. Dwyer   617/578-1686
               Wendy E. Devine     617/578-1884


                     NVEST ANNOUNCES SECOND QUARTER EARNINGS

         BOSTON (July 27, 2000) - Nvest, L.P. (NYSE: NEW), whose affiliated investment management firms have $130 billion in assets under management, today announced results for the second quarter of 2000.

         Nvest reported that net income per unit (diluted) was 36 cents per unit in the second quarter ended June 30, 2000, compared to 46 cents per unit for the second quarter of 1999. For the first six months of 2000, net income per unit (diluted) was 76 cents per unit, compared to 94 cents per unit for the corresponding period last year. During the second quarter, Nvest declared a regular distribution of 46 cents per unit, the same as the first quarter of 2000.

         On June 16, Nvest announced that it had signed a definitive agreement with CDC Asset Management, the investment management arm of Caisse des Depots Group, for it to acquire all the outstanding units of Nvest, L.P. and Nvest Companies, L.P. for $40 per unit, subject to price adjustments and conditions set forth in the agreement. CDC Asset Management is a leading institutional asset manager in France. The acquisition is expected to be completed in the fourth quarter of 2000.

         Nvest derives its income and its cash available for distribution from its ownership of approximately 15 percent of Nvest Companies, a private partnership that is comprised of 12 investment management and six distribution and service companies. Nvest's earnings reflect its proportionate share of Nvest Companies' net income available for distribution, after deducting the publicly traded partnership tax and other expenses. To fully understand the business of Nvest, it is essential to look at the operations of Nvest Companies.


                              NVEST COMPANIES, L.P.

         For the second quarter of 2000, operating cash flow for Nvest Companies was $32.9 million, compared to $36.3 million for the corresponding period in 1999. Operating cash flow per unit (diluted) for Nvest Companies was 73 cents per unit in the second quarter, compared to 82 cents in the second quarter of 1999. Net income was $22 million during the second quarter, compared to $25.3 million for the corresponding quarter last year. Revenues were $158.9 million for the second quarter of 2000, compared to $159.8 million for the same quarter last year. Assets under management were $130 billion on June 30, 2000, compared to $136 billion at the end of the second quarter of 1999. Assets under management were $134 billion on March 31, 2000.

         For the first six months of 2000, operating cash flow was $67 million, compared to $74 million for the first half of 1999. On a per unit basis, it was $1.50 per unit, compared to $1.66 per unit for the same period last year. Revenues were $318.3 million during the first half of 2000, compared to $322.5 million for the first six months of 1999. During the first six months of 2000, net income was $45.2 million, compared to $51.9 million for the corresponding period last year.

         Operating cash flow during the second quarter was impacted by the downturn in the equity markets, as well as net outflows. Net outflows were $3.7 billion for the first six months of 2000 and included $530 million in fixed income assets as the final withdrawal from MetLife's General Account, which MetLife took in-house in April as part of its plan to demutualize. It also included $700 million in seasonal withdrawals from our money market funds during tax season and outflows from our value equity products. Nvest's outflows occurred almost entirely during the first four months of 2000, with May and June flat.

         "The second quarter was turbulent and challenging for investors, with nearly all the equity market indices down for the quarter," said Peter S. Voss, Chairman and Chief Executive Officer of Nvest. "However, there were a number of bright spots for Nvest. We announced our partnership with CDC Asset Management, which will help make us a truly global investment firm. The combined firm will be one of the 20 largest asset managers in the world with more than $300 billion in assets under management. During the quarter, outflows in our value equity mutual funds subsided, particularly at The Oakmark Family of Funds, due to good performance at its flagship, select and international funds. Loomis Sayles' fixed income products continued to perform well and attract new assets. Its growth equity products also delivered strong, competitive performance, particularly at the flagship Loomis Sayles Aggressive Growth Fund, which, as of July 19, was up approximately 30 percent this year."

         As part of the agreement with CDC Asset Management, Nvest Companies agreed to pay out 80 percent of its operating cash flow in distributions to unitholders until the completion of the transaction. During the first two quarters of the year, Nvest Companies paid distributions that represented 80 percent of its operating cash flow. In addition, Nvest Companies' revenue run rate on June 30, 2000 for purposes of the agreement with CDC Asset Management is approximately the same as the base revenue run rate specified in the agreement. Nvest Companies' portion of the costs related to the transaction, which will be reflected between July 1, 2000 and the closing date of the transaction, is expected to be between $3 million and $5 million.

         Through its partnership with Nvest Companies, L.P., Nvest has 18 affiliates and divisions with $130 billion in assets under management, as of June 30, 2000. These affiliates and divisions offer a wide array of investment styles and products to institutional and individual clients. They are: AEW Capital Management; Back Bay Advisors; Capital Growth Management; Harris Associates; Jurika & Voyles; Kobrick Funds; Loomis, Sayles & Co.; Nvest Advisor Services; Nvest Associates; Nvest Funds; Nvest Managed Account Services; Nvest Retirement Services; Nvest Services Company; Reich & Tang Capital Management; Reich & Tang Funds; Snyder Capital Management; Vaughan, Nelson, Scarborough & McCullough; and Westpeak Investment Advisors. On June 16, 2000, Nvest, L.P. and its operating partnership, Nvest Companies, L.P., announced a definitive agreement to be acquired by CDC Asset Management, the investment management arm of France's Caisse des Depots Group.

      This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the merger of Nvest, L.P. and Nvest Companies, L.P. with CDC Asset Management are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the inability to obtain, or meet conditions imposed for, governmental, client and other third party consents and approvals required in connection with the merger; or the failure of Nvest, L.P. and Nvest Companies, L.P. unitholders to approve the merger.

      Nvest, L.P. will be filing a proxy statement with the Securities and Exchange Commission (SEC) as soon as practicable. The proxy statement will be sent to unitholders of Nvest, L.P. seeking their approval of the proposed merger transaction. Unitholders of Nvest, L.P. are urged to read the proxy statement to be filed with the SEC because it will contain important information. When filed, the proxy statement and other information filed by Nvest, L.P. can be obtained free of charge at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by Nvest, L.P. will be available free of charge from the Corporate Secretary of Nvest, L.P. at 399 Boylston Street, Boston, Massachusetts 02116, telephone (617) 578-3500.

      Nvest, L.P., the directors of its general partner, Nvest Corporation, their executive officers and certain other members of Nvest, L.P. management and employees, and Metropolitan Life Insurance Company, may be soliciting proxies from Nvest, L.P. unitholders in favor of the merger. Information concerning Nvest, L.P.'s participants in the solicitation is set forth in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 28, 2000.

                                   NVEST, L.P.
                           2000 Second Quarter Results
                 (in thousands, except per unit data, unaudited)

                                                    THREE MONTHS ENDED                          SIX MONTHS ENDED
                                                         JUNE 30,                                   JUNE 30,
                                           -------------------------------------      -------------------------------------
                                                 2000                1999                   2000                1999
                                           -----------------   -----------------      -----------------   -----------------
INCOME STATEMENT DATA
REVENUES                                            $ 3,169             $ 3,756                $ 6,497             $ 7,762
                                           =================   =================      =================   =================
NET INCOME                                          $ 2,312             $ 2,923                $ 4,836             $ 6,009
                                           =================   =================      =================   =================

WEIGHTED AVERAGE UNITS OUTSTANDING
BASIC                                                 6,321               6,375                  6,311               6,405
                                           =================   =================      =================   =================
DILUTED                                               6,764               6,401                  6,534               6,443
                                           =================   =================      =================   =================

PER UNIT DATA
NET INCOME:
BASIC                                                $ 0.37              $ 0.46                 $ 0.77              $ 0.94
                                           =================   =================      =================   =================
DILUTED                                              $ 0.36              $ 0.46                 $ 0.76              $ 0.94
                                           =================   =================      =================   =================
DISTRIBUTIONS DECLARED:
REGULAR                                              $ 0.46              $ 0.63                 $ 0.92              $ 1.26
SPECIAL                                                   -                   -                      -                   -
                                           -----------------   ----------------       -----------------   -----------------
TOTAL                                                $ 0.46              $ 0.63                 $ 0.92              $ 1.26
                                           =================   =================      =================   =================

                              NVEST COMPANIES, L.P.
                           2000 Second Quarter Results
                 (in thousands, except per unit data, unaudited)

                                                        THREE MONTHS ENDED                         SIX MONTHS ENDED
                                                             JUNE 30,                                   JUNE 30,
                                               -------------------------------------      ------------------------------------
                                                      2000                1999                  2000                 1999
                                               -----------------    ----------------      ----------------     ---------------
Revenues
Management and advisory fees                        $   140,507         $   145,282           $   281,967        $    293,595
Other revenues and interest income                       18,343              14,475                36,306              28,866
                                               -----------------    ----------------      ----------------     ---------------
                                                        158,850             159,757               318,273             322,461
                                               -----------------    ----------------      ----------------     ---------------

EXPENSES
Compensation and benefits                                76,540              78,333               155,016             161,167
Restricted unit plan compensation                           234                 879                   428               1,812
Amortization of intangibles                              10,689              10,129                21,344              20,239
Depreciation and amortization                             3,098               2,327                 5,906               4,635
Occupancy, equipment and systems                         10,021               8,648                19,252              17,025
Interest expense                                          5,982               5,389                11,592              10,695
Other                                                    29,479              27,463                57,829              52,432
                                               -----------------    ----------------      ----------------     ---------------
                                                        136,043             133,168               271,367             268,005
                                               -----------------    ----------------      ----------------     ---------------
Income before income taxes                               22,807              26,589                46,906              54,456
Income tax expense                                          800               1,263                 1,662               2,552
                                               -----------------    ----------------      ----------------     ---------------
NET INCOME                                          $    22,007         $    25,326           $    45,244        $     51,904
                                               =================    ================      ================     ===============
OPERATING CASH FLOW (1)                             $    32,930         $    36,334           $    67,016        $     73,955
                                               =================    ================      ================     ===============
OPERATING CASH FLOW PER UNIT - DILUTED (1)          $      0.73         $      0.82           $      1.50        $       1.66
                                               =================    ================      ================     ===============
DISTRIBUTIONS DECLARED PER UNIT
REGULAR                                             $      0.60         $      0.77           $      1.20        $       1.54
SPECIAL                                                       -                   -                     -                   -
                                               -----------------    ----------------      ----------------     ---------------
TOTAL                                               $      0.60         $      0.77           $      1.20        $       1.54
WEIGHTED AVERAGE UNITS OUTSTANDING - DILUTED             44,977              44,576                44,765              44,622
                                               =================    ================      ================     ===============
ASSETS UNDER MANAGEMENT (BILLIONS)                  $       130         $       136           $       130        $        136
                                               =================    ================      ================     ===============


(1) - Operating cash flow, as defined by Nvest, is equal to net income plus non-cash charges for amortization of intangibles and restricted unit plan compensation. Operating cash flow per unit should not be construed as an alternative to net income per unit of Nvest, L.P. or as an alternative to cash flow from operating activities. Operating cash flow, as calculated above, may not be consistent with comparable computations by other companies.

                              NVEST COMPANIES, L.P.
                           2000 SECOND QUARTER RESULTS
                                   (unaudited)

ASSETS UNDER MANAGEMENT                                 JUNE 30, 2000                JUNE 30, 1999
-----------------------                              -------------------           ------------------
     CLIENT TYPE (IN BILLIONS):
     Institutional                                            $       85                   $       89
     Mutual Funds                                                     35                           36
     Private Accounts                                                 10                           11
                                                     --------------------          -------------------

     Total                                                    $      130                   $      136
                                                     ====================          ===================

     ASSET CLASS (IN BILLIONS):
     Equity                                                   $       51                   $       61
     Fixed Income                                                     61                           59
     Money Market                                                     12                           10
     Real Estate                                                       6                            6
                                                     --------------------          -------------------

     Total                                                    $      130                   $      136
                                                     ====================          ===================

BALANCE SHEET DATA (IN THOUSANDS)                       JUNE 30, 2000               DECEMBER 31, 1999
---------------------------------                    --------------------          -------------------

     ASSETS
     Current assets                                           $  147,603                   $  150,953
     Intangible assets                                           588,416                      598,096
     Other assets                                                134,847                      106,924
                                                     --------------------          -------------------

     Total Assets                                             $  870,866                   $  855,973
                                                     ====================          ===================

     LIABILITIES AND PARTNERS' CAPITAL
     Current liabilities:
     Payables and accrued expenses                            $  105,142                   $  124,129
     Distribution payable                                         26,742                       34,230
                                                     --------------------          -------------------
     Total Current Liabilities                                   131,884                      158,359

     Notes payable                                               310,000                      270,000
     Other long-term liabilities                                  22,577                       17,945
     Partners' capital                                           406,405                      409,669
                                                     --------------------          -------------------

     Total Liabilities and Partners' Capital                  $  870,866                   $  855,973
                                                     ====================          ===================


                                       ###